Exhibit 99.1
                  [INDEPENDENCE COMMUNITY BANK CORP. LOGO]



                                                     P R E S S   R E L E A S E
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                                  195 Montague Street*Brooklyn, New York 11201



                INDEPENDENCE COMMUNITY BANK CORP. APPOINTS
      ALAN FISHMAN AS ITS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

      BROOKLYN, New York-January 30, 2001-Independence Community Bank Corp. (Nasdaq-ICBC), today announced that Alan Fishman has been named President and Chief Executive Officer effective March 12, 2001. In those roles Mr. Fishman will succeed Charles J. Hamm, currently Chairman of the Board, President and Chief Executive Officer. After an orderly transition, Mr. Hamm will retire from full-time management but continue to serve as Chairman of the Board of Directors.

      Mr. Fishman, a Brooklyn native, brings more than 30 years of banking and financial services experience to the Bank. Mr. Fishman is a 19-year veteran of Chemical Bank where he served as Group Executive and Management Committee Member. Subsequently, he was President of Financial Services with American International Group (AIG). Most recently, he served as President and Chief Executive Officer of ContiFinancial Corporation, a finance company, and as Managing Partner at Columbia Financial Partners, an investment firm.

      "Mr. Fishman's broad management expertise and strategic skills will be invaluable as the Company continues to realize its goal of being one of the New York area's premier community banks," said Mr. Hamm. "We are delighted to have someone of Mr. Fishman's caliber join the Bank. His insight into the financial services industry will assure our continued ability to offer the highest quality of service to our community, customers and employees, and outstanding financial performance for our shareholders"

      "I'm excited by the opportunity to build upon the strengths and competitive advantages of Independence", said Mr. Fishman. "The Company has the customer base, people and structure to continue succeeding as a leader in the New York and New Jersey banking communities. I look forward to working with the management team and wide range of customers and investors to help the Company achieve its potential and build value for shareholders," he added.



                  [INDEPENDENCE COMMUNITY BANK CORP. LOGO]



                                                     P R E S S   R E L E A S E
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                                  195 Montague Street*Brooklyn, New York 11201




      Active in the local community, Mr. Fishman is on the Board of Directors of KeySpan Energy and Vice Chairman of the Brooklyn Academy of Music. He also serves on the Board of Directors of several other companies, both public and closely held, involved in a variety of industries. Mr. Fishman earned a Bachelor's Degree in Economics from Brown University and a Master's Degree in Economics from Columbia University.

      Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 66 full service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau County and northern New Jersey. The Bank has three key business divisions:
Commercial Real Estate Lending, Consumer Banking, and Business Banking. The Bank strives to maintain its community orientation by offering the urban, ethnically diverse communities in which it operates a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank's web address is www.icbny.com.


Contacts:

            Charles J. Hamm
            President and CEO
            718-722-5335

            John K. Schnock
            Secretary and Counsel
            718-722-5377